CHANGE IN INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
On May 20, 2005, the Fund's Board of Directors (the "Directors"), upon the recommendation of the Audit Committee, appointed Ernst
& Young LLP as the Fund's independent registered public accountant. The Fund's previous independent registered accountant, Deloitte & Touche LLP ("D&T") declined to stand for re-election.
The previous reports issued by D&T on the Fund's financial statements for the fiscal years ended February 29, 2004 and February 28, 2005, contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the Fund's fiscal years ended February 29, 2004 and February 28, 2005 (i) there were no disagreements with D&T on any matter of accounting or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused it to make reference to the subject matter of the disagreements in connection with the reports on the financial statements for such years; and (ii) there were no reportable events of the kind described in Item 304(a) (1) (v) of Regulation S-K under the Securities Exchange Act of 1934, as amended.
As indicated above, the Fund has appointed Ernst $ Young LLP ("E&Y") as the independent registered public accountant to audit the Fund's financial statements for the fiscal year ending February 28, 2006. During the Fund's fiscal years ended February 29, 2004 and February 28, 2005 and interim period commencing March 1, 2005 and ending May 20, 2005, neither the Fund nor anyone on its behalf has consulted
E&Y on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Fund's financial statements or (ii) concerned of the subject of a disagreement (as defined in paragraph (a) (1) (IV) of Item 304 of Regulations S-K) or reportable events (as described in paragraph
(a) (1) (v) of said Item 304)